Exhibit K

Expected common equity ratios at March 31, 2001 Pre-Transactions


                         CL&P             WMECO             NU Cons

Debt                   1,299,700         311,206           3,579,075

Preferred Stock          216,200          35,000             275,468

Common Equity            689,139         167,369           2,036,989

Total Capital          2,205,039         513,575           5,891,532

% Equity                  31.3%            32.6%              34.6%


Expected common equity ratios at March 31, 2001, Pro-forma after Millstone
Sale



                         CL&P             WMECO             NU Cons

Debt                   920,723           167,621           3,056,513

Preferred Stock        216,200            35,000             275,468

Common Equity          589,398           142,618           1,912,497

Total Capital        1,726,321           345,239           5,244,478

% Equity                34.1%             41.3%               36.5%


Expected common equity ratios at March 31, 2001, Pro -forma after Millstone Sale and Reduction Bonds


                        CL&P             WMECO             NU Cons

Debt                   2,226,993       288,401           4,483,563

Preferred Stock         116,200           -                140,468

Common Equity           589,398        142,618            1,912,497

Total Capital          2,932,591       431,019            6,536,528

% Equity                 20.1%           33.1%                29.3%